Hecla Reports First Quarter 2026 Results

Cash Flow from Continuing Operations $183 million, Record Free Cash Flow1 $144 million;

Premier Silver Focus Sharpened; Organic Growth Pipeline Advancing

COEUR D'ALENE, IDAHO - May 5, 2026- Hecla Mining Company (NYSE:HL) ("Hecla", or the "Company") today announced first quarter 2026 financial and operating results. "Prior quarter" refers to the fourth quarter of 2025. Prior period financial information has been revised to reflect Casa Berardi as a discontinued operation.

FIRST QUARTER 2026 HIGHLIGHTS

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Financial Performance:

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Revenue: Over $411 million from continuing operations, representing a 13% increase over prior quarter and a 100% increase versus the first quarter of 2025 (both periods on a continuing operations basis, excluding Casa Berardi), reflecting the combination of significantly higher realized silver and gold prices, partly offset by 5% and 6% lower silver and gold production, respectively.
•
Profitability: Net income from continuing operations of $165 million or $0.25 per share - up from $24 million or $0.04 per share in the first quarter of 2025. After a non-cash $192 million write-down related to the Casa Berardi sale, net loss attributable to common stockholders of $19 million or ($0.03) per share. Casa Berardi generated income from operations of $31 million in the first quarter prior to the sale closing on March 25.
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Record Adjusted EBITDA: $265 million from continuing operations, a 31% increase over the prior quarter and nearly three and half times the $77 million recorded in first quarter of 2025 (both periods on a continuing operations basis, excluding Casa Berardi).4
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Continued strong cash flow generation: $183 million cash generated from operations, and record quarterly free cash flow from continuing operations of $144 million, with all producing assets contributing.1
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Building balance sheet strength: Cash balance of $588 million, providing strategic flexibility, benefiting from free cash flow and cash proceeds from Casa Berardi sale.
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Transition to net cash: Total debt of $266 million and cash and cash equivalents of $588 million, marking a significant strategic inflection point to net cash at quarter end.
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Subsequent to Quarter End: On April 9, 2026, the Company redeemed its remaining $263 million of 7.25% Senior Notes, leaving the Company with no long-term debt, an undrawn $225 million revolving credit facility with an additional $75 million accordion feature — the strongest balance sheet in the Company's recent history.

Operational Performance:

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Operations:
o
3.9 million ounces of silver produced, an increase of 3% compared to prior quarter.
o
Consolidated total cost of sales of $158 million, with silver cash cost of ($3.24) per ounce and AISC of $8.17 per ounce (both after by-product credits and excluding Keno Hill).2,3
o
Production and cost guidance reiterated.
•
Individual Mine Performance:
o
Greens Creek: Produced nearly 2.2 million ounces of silver and nearly 13 thousand ounces of gold. Total cost of sales in first quarter 2026 of $82 million, with silver cash cost of ($11.94) per ounce and AISC of ($8.39) per ounce (both after by-product credits).2,3 This represents a dramatic improvement from the first quarter of 2025, when AISC was ($0.03) per ounce, driven by better production and significantly higher gold by-product credits reflecting the rise in realized gold prices. Greens Creek achieved a record for underground backfill placement, placing nearly 164 thousand tons in the quarter -16% above the 2025 quarterly average - enhancing operational flexibility for the remainder of the year.
o
Lucky Friday: Silver production of 1.2 million ounces. Total cost of sales of $49 million, with silver cash cost of $12.07 per ounce and AISC of $23.78 per ounce (both after by-product credits).2,3 Construction of the surface cooling project continued with the project 81% complete and tracking for completion by mid-2026.
o
Keno Hill: Achieved its fourth consecutive positive free cash flow quarter, demonstrating Keno Hill's profitability at current throughput rates and silver prices.1 Silver production of 0.5 million ounces, impacted by Yukon Energy's reduced power supply related to extreme cold weather continuing from prior quarter and lower silver milled grade. Silver grade mined and milled expected to increase in second quarter.

Rob Krcmarov, President and Chief Executive Officer, said: “The first quarter demonstrates the strength of the platform we have built. The closing of the Casa Berardi sale sharpened our focus on silver and enabled us to redeem our Senior Notes in April, leaving Hecla debt-free with a $225 million undrawn revolver and the strongest balance sheet in the Company’s recent history. What further excites me is the quality of the organic growth initiatives advancing across our portfolio — from the Greens Creek pyrite concentrate circuit and potential Midas restart to our near-doubling of exploration investment in 2026. These opportunities, backed by a debt-free balance sheet and world-class operations, position Hecla to deliver compelling long-term value with best-in-class silver exposure."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior quarter" refers to the fourth quarter of 2025. All information in the table below is presented on a continuing operations basis.

In thousands (except per ounce amounts)	1Q-2026	4Q-2025	3Q-2025	2Q-2025	1Q-2025	FY 2025
Financial Highlights
Sales	$411,433	$363,578	$315,998	$218,992	$205,334	$1,103,902
Total cost of sales	$158,178	$150,077	$174,336	$133,712	$136,653	$594,096
Gross profit	$253,255	$213,501	$141,662	$85,280	$68,681	$509,806
Net income from continuing operations	$164,653	$112,742	$80,113	$26,910	$24,339	$244,104
Basic income per common share (in dollars) from continuing operations	$0.25	$0.17	$0.12	$0.04	$0.04	$0.37
Adjusted EBITDA from continuing operations [4]	$265,104	$201,654	$146,441	$93,711	$77,269	$519,075
Cash provided by operating activities from continuing operations	$182,922	$165,742	$101,409	$108,407	$27,622	$403,180
Capital investment in continuing operations	$(39,265)	$(65,936)	$(44,425)	$(42,676)	$(37,838)	$(190,875)
Free cash flow from continuing operations [1]	$143,657	$99,806	$56,984	$65,731	$(10,216)	$212,305

Free cash flow [1] by operation
Greens Creek
Cash flow from operations	$131,368	$101,902	$83,408	$75,371	$43,858	$304,539
Exploration	$276	$743	$3,228	$2,049	$343	$6,363
Capital investment	$(6,113)	$(23,282)	$(12,179)	$(8,397)	$(10,759)	$(54,617)
Free cash flow [1]	$125,531	$79,363	$74,457	$69,023	$33,442	$256,285
Lucky Friday
Cash flow from operations	$64,619	$56,869	$29,279	$20,650	$23,805	$130,603
Exploration	$991	$885	$1,054	$169	$-	$2,108
Capital investment	$(17,018)	$(24,680)	$(16,865)	$(15,942)	$(15,446)	$(72,933)
Free cash flow [1]	$48,592	$33,074	$13,468	$4,877	$8,359	$59,778
Keno Hill
Cash flow from operations	$29,570	$33,028	$22,109	$16,445	$(9,661)	$61,921
Exploration	$1,356	$365	$975	$3,344	$1,692	$6,376
Capital investment	$(15,025)	$(15,964)	$(14,747)	$(17,045)	$(10,436)	$(58,192)
Free cash flow [1]	$15,901	$17,429	$8,337	$2,744	$(18,405)	$10,105

Metals Prices
Average metal prices
Silver - London PM Fix, $/ounce	$84.39	$54.83	$39.38	$33.63	$31.91	$39.94
Gold - London PM Fix, $/ounce	$4,875	$4,142	$3,456	$3,279	$2,863	$3,435
Lead - LME Final Cash Buyer, $/pound	$0.88	$0.89	$0.89	$0.88	$0.89	$0.89
Zinc - LME Final Cash Buyer, $/pound	$1.47	$1.44	$1.28	$1.20	$1.29	$1.30
Realized Prices
Silver, $/ounce	$82.70	$69.28	$42.58	$34.82	$33.59	$45.25
Gold, $/ounce	$4,899	$4,210	$3,509	$3,314	$2,940	$3,490
Lead, $/pound	$0.98	$0.97	$0.93	$0.92	$0.92	$0.94
Zinc, $/pound	$1.41	$1.45	$1.48	$1.31	$1.29	$1.39

FIRST QUARTER RESULTS

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Sales of $411 million, increased 13% compared to the prior quarter, primarily reflecting higher realized precious metals prices, due largely to a rising price environment, partly offset by lower precious metals sales volumes. Payable silver sold was about 4% lower compared to the prior quarter, primarily driven by lower production at Keno Hill.

Net income from continuing operations of $165 million, or $0.25 per share compared to $113 million in the prior quarter (in each case from continuing operations, excluding Casa Berardi). The improvement was primarily related to:

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A 13% increase in revenue from continuing operations due primarily to higher realized silver, gold and lead prices.

Partly offset by:

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Lower payable silver and gold volumes sold
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An increase in depreciation expense of $3 million due primarily to higher expense at Greens Creek, related to higher production and volumes sold.
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An increase in cost of sales of $2 million primarily related to labor costs at Lucky Friday (related to STIP payments), and contractor and fuel costs at Greens Creek.
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An increase in tax expense of $25 million primarily related to higher profitability.

Adjusted EBITDA from continuing operations was $265 million from continuing operations, 31% higher than the prior quarter (in each period, excluding Casa Berardi).4

Cash and cash equivalents at March 31, 2026, were $588 million and included no draws on the revolving credit facility.

Cash provided by operating activities from continuing operations was $183 million, up 10% over the prior quarter, primarily attributable to elevated metal prices realized for silver, gold and lead, partly offset by lower volumes of payable silver and gold ounces sold and lower realized zinc price (in each period, excluding Casa Berardi). Cash provided by operating activities was negatively impacted by a $43 million increase in accounts receivable due to elevated metal prices and timing of concentrate shipments at Greens Creek. This increase is solely tied to the increase in metal value of concentrate receivables as of March 31, 2026, with the majority of the receivables collected in April 2026.

Capital investment from continuing operations was $39 million, a decrease of $27 million compared to the prior quarter (in each period, excluding Casa Berardi). Capital investment is expected to ramp up in the second quarter with the warmer construction months and remain elevated in the third quarter as numerous projects are advanced across the portfolio in the construction season. We also continue to invest in corporate projects in 2026 geared toward improving business planning and operations initiatives.

Free cash flow from continuing operations was a record $144 million, compared to $100 million in the prior quarter, with the increase primarily due to higher cash flow from operations and lower capital investment (in each period, excluding Casa Berardi).1

In thousands (except per ounce amounts)	1Q-2026	4Q-2025	3Q-2025	2Q-2025	1Q-2025	FY 2025
Operational Highlights
Milled tons (tons)
Greens Creek	208,922	200,952	227,587	230,221	212,899	871,659
Lucky Friday	108,608	98,499	105,329	114,475	108,745	427,048
Keno Hill	24,274	24,417	29,740	26,771	27,411	108,339
Milled silver grade - (opt)
Greens Creek	13.0	12.2	13.1	13.4	11.8	12.6
Lucky Friday	11.9	13.4	13.4	12.5	13.0	13.0
Keno Hill	20.8	25.4	31.8	28.9	29.0	29.0
Silver production
Greens Creek, ounces	2,177,142	1,951,784	2,347,674	2,422,978	2,002,560	8,724,996
Lucky Friday, ounces	1,237,288	1,250,204	1,337,353	1,340,877	1,332,252	5,260,686
Keno Hill, ounces	488,719	597,020	898,328	750,712	772,430	3,018,490
Total, ounces	3,903,149	3,799,008	4,583,355	4,514,567	4,107,242	17,004,172
Gold production
Greens Creek, ounces	12,886	12,256	15,584	17,750	13,759	59,349
Silver payable ounces sold	3,575,018	3,732,076	4,463,356	3,522,975	3,512,749	15,236,377
Gold payable ounces sold	11,533	10,484	14,277	11,634	10,478	46,873
Concentrate volumes produced and sold
Greens Creek
Silver concentrate produced, tons	16,321	14,896	17,180	17,985	15,541	65,602
Silver concentrate sold, tons	16,295	17,333	18,954	13,789	15,496	65,572
Zinc concentrate produced, tons	18,474	17,485	18,548	20,936	18,228	75,197
Zinc concentrate sold, tons	18,467	18,918	20,065	17,987	18,384	75,354
Precious metal concentrate produced, tons	8,063	5,571	6,379	8,316	7,515	27,781
Precious metal concentrate sold, tons	15,603	-	8,743	8,061	8,330	25,134
Lucky Friday
Silver concentrate produced, tons	12,635	12,283	13,796	13,212	12,934	52,225
Silver concentrate sold, tons	12,382	12,590	13,726	12,992	13,224	52,532
Zinc concentrate produced, tons	6,352	6,269	6,869	6,940	6,677	26,755
Zinc concentrate sold, tons	6,185	7,220	6,178	6,756	7,486	27,640
Keno Hill
Silver concentrate produced, tons	901	1,165	2,056	1,688	1,765	6,674
Silver concentrate sold, tons	806	2,380	2,380	1,614	1,217	7,591
Precious metals concentrate produced, tons	783	815	1,398	907	785	3,905
Precious metals concentrate sold, tons (a)	798	1,023	1,258	925	623	3,829
Total Silver Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [2]	$(3.24)	$(0.23)	$(2.03)	$(5.46)	$1.29	$(1.75)
Silver AISC per ounce [3]	$8.17	$18.11	$11.01	$5.19	$11.91	$11.28
Greens Creek Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [2]	$(11.94)	$(6.67)	$(8.50)	$(11.91)	$(4.08)	$(8.02)
Silver AISC per ounce [3]	$(8.39)	$2.70	$(2.55)	$(8.19)	$(0.03)	$(2.36)
Lucky Friday Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [2]	$12.07	$9.82	$9.33	$6.19	$9.37	$8.66
Silver AISC per ounce [3]	$23.78	$25.73	$23.30	$19.07	$20.08	$21.98

(a) Precious metals concentrates include intersegment sales to Greens Creek.

Consolidated silver production of 3.9 million ounces, nearly 3% higher than the prior quarter, driven by Greens Creek, partly offset by Lucky Friday where 10% higher mill throughput was more than offset by an 11% decline in head grade, and by Keno Hill, where production decreased 18% as mining advanced through a lower-grade zone of the Bermingham deposit and experienced mine sequencing delays at Flame and Moth deposit due to power constraints resulting from extreme cold weather. Lucky Friday and Keno Hill's milled grade is expected to increase in the second quarter, in the latter case as mine sequencing improves, high grade stopes develop, and ore stockpiles build. Keno Hill is profitable at current throughput rates and prices, with achieving 440 tons per day (“tpd”), its permitted capacity, remaining the medium-term objective. Achieving sustained production at that level requires completing key infrastructure investments and obtaining amendments to the Company’s Quartz Mining License and Water License, a multi-year process.

Gold production from Greens Creek of 13 thousand ounces was 5% higher than the prior quarter.

Silver payable ounces sold of 3.6 million ounces, 4% lower than the prior quarter, primarily due to lower payable ounces sold at Keno Hill.

Gold payable ounces sold of 12 thousand ounces, 10% higher than the prior quarter.

Concentrate volumes produced and sold were higher at Greens Creek, with Lucky Friday concentrate production up modestly with sales lower, and lower at Keno Hill compared to the prior quarter. Shipment of the silver and zinc concentrates roughly matched production at Greens Creek, with shipments of the precious metals concentrate catching up on built up inventory in the prior quarter. Concentrates sold at Lucky Friday were lower than produced volumes. At Keno Hill, the silver concentrate sold was nearly 90% of the volume produced, and precious metals concentrates sales closely matched production volumes.

Consolidated silver total cost of sales was $158 million, an increase of $8 million (5%) over the prior quarter, primarily due to $6 million higher depreciation, depletion and amortization expense.

Silver cash costs and AISC per silver ounce, each after by-product credits and excluding Keno Hill, were ($3.24) and $8.17, respectively, lower versus the prior quarter, primarily due to higher ounces produced, $13 million higher by-product credits, mostly associated with Greens Creek, and $3 million lower general and administrative expense, partly offset by $3 million higher cash costs and $1 million higher treatment charges. Decrease in AISC compared to the prior quarter was driven by the items noted above impacting cash costs as well as $16 million lower sustaining capital investment, mostly associated with Greens Creek.2,3

PROJECT PIPELINE UPDATE

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Hecla continues to advance a portfolio of organic growth initiatives that leverage existing infrastructure, established permitting pathways, and the Company's deep operating expertise. The projects highlighted below represent projected low-capital-intensity opportunities with the potential to meaningfully grow precious metal production and/or cash flows and net asset value over time, without requiring the Company to assume the exploration or development risk associated with greenfield projects.

Greens Creek Pyrite Concentrate Circuit

The Company is evaluating the feasibility and economic potential of developing a pyrite concentrate circuit at the Greens Creek mill in Alaska. If successful, the project would generate an additional marketable concentrate boosting overall silver and gold recoveries from the mill while potentially significantly reducing the mine's reclamation liability. Additional upside could come from an expansion of the mineral reserves for the underground mine through the inclusion of lower silver grade blocks and/or sulphur rich blocks in the mineral reserve and resource block model. The project would require a mill expansion, which is currently estimated to require minimal capital investment to execute. The Company expects to provide a project update in late 2026 or early 2027.

Greens Creek Tailings Reprocessing Project

The Greens Creek tailings reprocessing project represents a compelling near-term value creation opportunity within the Company's portfolio, though meaningful work remains before that value can be realized. The project is currently advancing through a multi-phase metallurgical study with a third party, with Phase 3 test work scheduled to be completed mid-2026 — a critical milestone that will inform the path forward. As of year end 2025, the Greens Creek dry-stack tailings facility held an estimated 10.4 million tons of tailings, containing an estimated 50 million ounces of silver and nearly 600 thousand ounces of gold along with several other critical minerals, with a combined estimated in-situ gross metal value of approximately $6.8 billion, before any processing or sales costs. While current results suggest the project could be relatively low in capital intensity to bring into a cash-flowing state, testing and finding a suitable processing facility remain in early stages. The project also carries the additional benefit of potentially reducing the mine's long-term reclamation liability by reprocessing all or a portion of the existing tailings.

Midas Restart Project

Hecla continues to evaluate the potential to restart the existing and permitted Midas mill in northern Nevada, a historic high-grade gold and silver operation. Midas benefits from fully permitted infrastructure that has the potential to reduce the capital required to restart the operation, and the Company is working to expand the existing high-grade gold and silver resource to the scale needed to warrant that restart. Midas is a potential hub-and-spoke operating model, where ore sources could come from multiple regional sources and fed into the 1,200 tpd mill. There is also a permitted tailings facility on site which, with some improvements, has storage capacity of approximately 15 years at nameplate capacity of the mill.

The Company has allocated $16 million of the 2026 exploration budget for the Nevada project portfolio, more than three times the investment made in 2025. The 2026 drill program at Midas is focused on following up on the success of the 2025 drill program with a heavy focus on the Sinter Offset Zone and the Pogo target. The nearby Hollister high-grade gold and silver project is within trucking distance of the Midas mill and drilling is currently scheduled to begin on this regional project late in the second quarter. The Company aims to provide regular exploration updates for the Nevada exploration projects throughout 2026.

EXPLORATION AND PRE-DEVELOPMENT

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Investment and Strategy

During Q1 2026, the Company invested $4.6 million in exploration and corporate development (including $0.3 million in pre-development) activities, focused on high-impact discovery drilling at Midas in Nevada and Keno Hill in Yukon, and resource expansion programs at producing assets. Exploration activity is planned to ramp up in the second and third quarters with core drills expected to increase from the 13 currently deployed to 19.

Producing Asset Resource Definition

Underground definition drilling programs at Greens Creek, Keno Hill, and Lucky Friday continue to define and expand mineralization near resource boundaries, converting Inferred resources and identifying reserve extension opportunities.

Greens Creek

Definition drilling at Greens Creek continued to delineate and step out from existing resources using three underground drilling rigs. Assay results have been received from the East, West, SWB, and Gallagher zones. Notable intercepts include 18.2 oz/ton silver, 0.07 oz/ton gold, 5.2% zinc, and 2.9% lead over 7.5 feet in the West Zone, and 34.9 oz/ton silver, 0.14 oz/ton gold, 6.2% zinc, and 3.1% lead over 5.6 feet in the SWB Zone.

Keno Hill

At Keno Hill, one definition drilling rig continued to define and expand mineralization in the Arctic Zone at the Bermingham Mine. A drillhole into the Bermingham Vein returned 106.6 oz/ton silver, 0.7% zinc, and 1.5% lead over 2.4 feet, upgrading the local resource.

Lucky Friday

Definition drilling has recommenced on the Intermediate veins at Lucky Friday, confirming mineable grade and widths in the 80 and 90 veins. Drilling highlights include an intercept of 42.1 oz/ton silver, 2.1% zinc, and 22.6% lead over 1.9 feet in the 90 vein.

EXPLORATION PROGRAMS

Nevada Exploration

Follow-up exploration drilling of the high-grade intercepts at the Sinter Offset Vein (previously reported in February 2026 and November 2025) returned one additional narrow, high-grade gold intercept. Drillhole DMC-476 returned 0.21 oz/ton gold and 1.6 oz/ton silver over 2.3 feet including 1.13 oz/ton gold and 6.6 oz/ton silver over 0.4 feet. This hole was a down dip offset from the previously reported intercept in DMC-475 and has extended the known vertical extent of narrow, high-grade mineralization along the Sinter Offset structure to more than 500 feet. Drilling to date has defined the strike-length of this structure over 1,350 feet and drilling in Q2 2026 will continue to step out to the southeast, where the structure is open and to the northwest where the location of the offsetting fault has not been formally constrained by drilling.

Two additional holes identified narrow high-grade gold mineralization on structures parallel to the Sinter Offset Vein. DMC-472 returned 0.19 oz/ton gold over 3.9 feet including 0.38 oz/ton gold over 1.6 feet in a footwall structure and DMC-477 returned 0.25 oz/ton gold and 1.0 oz/ton silver over 0.7 feet including 0.41 oz/ton gold and 1.5 oz/ton silver over 0.4 feet in a hangingwall structure. This series of parallel, narrow, and high-grade gold bearing structures is similar in geometry, and tenor to those encountered in the main Sinter Vein area further supporting the offset interpretation of this area as well as its continued prospectivity.

Keno Hill Exploration

Surface exploration at Keno Hill began mid-February and has ramped up to 3 core drills operating by mid-March. The 2026 program is planned to complete approximately 80,000 feet of drilling, primarily focused on resource expansion at the two operating mines in addition to testing regional targets. Initial drilling is focused on the Deep Bermingham target, targeting down-plunge extensions of high-grade mineralization below the existing Bermingham reserve following up on high grade intersections reported in 2025. Assays are pending for this drilling during the first quarter.

Detailed definition drill assay highlights can be found in Table A at the end of this release.

DIVIDENDS

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Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about June 10, 2026, to stockholders of record on May 22, 2026.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about July 1, 2026, to preferred stockholders of record on June 15, 2026.

CONFERENCE CALL AND WEBCAST

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A conference call and webcast will be held on Wednesday, May 6, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-833-461-5787 or for international dialing 1-585-542-9983. The Conference ID is 673381645 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/673381645 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital investment. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Keno Hill operations excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital investment refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(2) Cash cost, after by-product credits, per silver ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All-in sustaining cost ("AISC"), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

Cautionary Statement Regarding Forward Looking Statements, Including 2026 Outlook

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) at Greens Creek, the Company’s organic growth initiatives consisting of the pyrite concentrate circuit and the dry‑stack tailings reprocessing project, which may generate additional marketable concentrates, increase silver and gold recoveries, reduce reclamation liabilities, expand underground mineral reserves, complete metallurgical test work (including Phase 3 test work scheduled for mid‑2026), achieve relatively low capital intensity to reach a cash‑flowing state, and support future project updates, including updates expected in late 2026 or early 2027; (ii) the Midas restart project has the potential to reduce the capital required to restart the operation through its fully permitted infrastructure, with Midas representing a potential hub-and-spoke operating model where ore sources could come from multiple regional sources fed into the 1,200 tpd mill, and the Company working to expand the existing high-grade gold and silver resource to the scale needed to warrant that restart, with regular exploration updates throughout 2026; (iii) the surface cooling project at Lucky Friday is expected to be completed by mid-2026; (iv) at Keno Hill, (a) silver grade mined and milled is expected to increase in the second quarter as mine sequencing improves and high-grade stopes develop; and (b) achieving 440 tons per day, its permitted capacity, remains the medium-term objective, requiring completion of key infrastructure investments and amendments to the Company’s Quartz Mining License and Water License, a multi-year process; (v) capital investment is expected to ramp up in the second quarter with the warmer construction months and remain elevated in the third quarter as numerous projects are advanced across the portfolio; (vi) exploration activity is planned to ramp up in the second and third quarters, with core drills expected to increase from 13 to 19, the 2026 Nevada drill program targeting follow-up of high-grade gold intercepts at Midas with Hollister drilling scheduled to begin late in the second quarter, and the Keno Hill program planned to complete approximately 80,000 feet of drilling focused on resource expansion; and (vii) the reaffirmation of previously issued guidance with respect to production and costs.

The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2025 Form 10-K filed on February 17, 20262026 and Form 10-Q filed on May 5, 2026, for a more detailed discussion of factors that may impact expected future results, including with respect to permitting and infrastructure at Keno Hill for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP-Exploration of Hecla Mining Company, Paul W. Jensen, MSc., CPG, Chief Geologist of Hecla Limited, and Matt Blattman, P.E., RM-SME, MMSA, VP-Technical Services serve as Qualified Persons under S-K 1300 and NI 43-101 for Hecla’s mineral projects. Mr. Allen supervised the preparation of the scientific and technical information concerning exploration activities while Mr. Jensen supervised the preparation of mineral resources for this news release. Mr. Blattman supervised the preparation of the mineral reserves for this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday and Keno Hill properties are filed as exhibits 96.1, 96.2 and 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and (iii) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill

Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Jensen reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025
Sales	$411,433	$363,578
Cost of sales and other direct production costs	124,410	122,150
Depreciation, depletion and amortization	33,768	27,927
Total cost of sales	158,178	150,077
Gross profit	253,255	213,501

Other operating expenses:
General and administrative	15,753	19,215
Exploration and pre-development	4,616	4,808
Ramp-up and suspension costs	3,246	3,277
Provision for closed operations and environmental matters	1,297	4,965
Other operating income	5,236	1,181
	30,148	33,446
Income from continuing operations	223,107	180,055
Other expense:
Interest expense	(5,656)	(5,382)
Fair value adjustments, net	(5,945)	(19,334)
Foreign exchange gain (loss)	498	(2,196)
Other income (expense), net	3,549	(5,635)
	(7,554)	(32,547)
Income before income and mining taxes	215,553	147,508
Income and mining tax provision	(50,900)	(34,766)
Net income from continuing operations	164,653	112,742
Net (loss) income from discontinued operations	(183,681)	21,667
Net (loss) income	(19,028)	134,409
Preferred stock dividends	(132)	(138)
Net (loss) income applicable to common stockholders	$(19,160)	$134,271
Basic income per common share from continuing operations after preferred dividends	0.25	0.17
Basic (loss) income per common share from discontinued operations	(0.28)	0.03
Basic (loss) income per common share after preferred dividends	(0.03)	0.20

Diluted income per common share from continuing operations after preferred dividends	0.24	0.17
Diluted (loss) income per common share from discontinued operations	(0.27)	0.03
Diluted (loss) income per common share after preferred dividends	(0.03)	0.20
Weighted average number of common shares outstanding basic	670,392	669,874
Weighted average number of common shares outstanding diluted	675,154	673,797

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025
OPERATING ACTIVITIES
Net (loss) income	$(19,028)	$134,409
Less: Net (loss) income from discontinued operations, net of taxes	(183,681)	21,667
Income from continuing operations	164,653	112,742

Non-cash elements included in net income:
Depreciation, depletion and amortization	34,468	31,185
Inventory adjustments	—	8,501
Fair value adjustments, net	5,945	19,526
Provision for reclamation and closure costs	1,871	5,513
Stock-based compensation	2,784	3,356
Deferred income taxes	27,878	27,338
Net foreign exchange gain (loss)	(498)	2,196
Other non-cash items, net	1,759	9,069
Change in assets and liabilities:
Accounts receivable	(42,968)	(65,715)
Inventories	483	(13,434)
Other current and non-current assets	(19,085)	10,700
Accounts payable, accrued and other current liabilities	(777)	2,104
Accrued payroll and related benefits	(15,317)	11,171
Accrued taxes	21,503	5,348
Accrued reclamation and closure costs and other non-current liabilities	223	(3,858)
Cash provided by operating activities of continuing operations	182,922	165,742
Cash provided by operating activities of discontinued operations	11,324	51,313
Net cash provided by operating activities	194,246	217,055
INVESTING ACTIVITIES
Additions to property, plants, equipment and mine development	(39,265)	(65,936)
Proceeds from sale of Hecla Quebec, net of transaction costs	168,045	—
Proceeds from sale of Minera Hecla	5,228	—
Proceeds from investment sales	95,378	24,391
Purchases of investments	(55,684)	(21,932)
Purchases of silver puts	—	(25,000)
Proceeds from asset dispositions	735	20
Net cash provided by (used in) investing activities of continuing operations	174,437	(88,457)
Net cash (used in) investing activities of discontinued operations	(8,799)	(16,410)
Net cash provided by (used in) investing activities	165,638	(104,867)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net	63	—
Acquisition of treasury shares	(1,161)	—
Dividends paid to common and preferred stockholders	(2,786)	(2,699)
Repayments of finance leases and other	(1,249)	(1,418)
Net cash used in financing activities of continuing operations	(5,133)	(4,117)
Net cash used in financing activities of discontinued operations	(8,431)	(654)
Net cash used in financing activities	(13,564)	(4,771)
Effect of exchange rates on cash	(330)	233
Net increase in cash, cash equivalents and restricted cash and cash equivalents	345,990	107,650
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	242,732	135,082
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$588,722	$242,732

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$587,550	$241,558
Accounts receivable	242,149	182,249
Inventories	80,336	81,687
Other current assets	47,606	83,065
Assets of discontinued operations	—	40,785
Total current assets	957,641	629,344
Investments	158,481	47,842
Restricted cash and cash equivalents	1,172	1,174
Properties, plants, equipment and mine development, net	2,123,209	2,130,581
Operating lease right-of-use assets	18,435	8,859
Other non-current assets	117,355	31,901
Assets of discontinued operations	—	710,944
Total assets	$3,376,293	$3,560,645

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$156,338	$126,364
Finance leases	3,601	4,262
Accrued reclamation and closure costs	12,402	13,795
Accrued interest	2,906	7,678
Other current liabilities	18,602	39,107
Liabilities of discontinued operations	—	40,358
Total current liabilities	193,849	231,564
Accrued reclamation and closure costs	114,002	112,491
Long-term debt including finance leases	262,646	263,171
Deferred tax liability	194,069	157,585
Other non-current liabilities	40,914	33,912
Liabilities of discontinued operations	—	170,276
Total liabilities	805,480	968,999

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	169,779	169,689
Capital surplus	2,647,282	2,643,211
Accumulated deficit	(203,819)	(182,143)
Accumulated other comprehensive loss, net	(5,491)	(3,334)
Treasury stock	(36,977)	(35,816)
Total stockholders’ equity	2,570,813	2,591,646
Total liabilities and stockholders’ equity	$3,376,293	$3,560,645
Common shares outstanding	679,582	679,220

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months ended March 31, 2026, the three months and year ended December 31, 2025, and the three months ended September 30, 2025, June 30, 2025, and March 31.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2026						Three Months Ended December 31, 2025						Twelve Months Ended December 31, 2025
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other
Total cost of sales	$82,358	$48,782	$22,099	$—	$4,939	$158,178	$79,963	$42,714	$18,729	$—	$8,671	$150,077	$290,180	$173,690	$91,652	$—	$38,574	$594,096
Depreciation, depletion and amortization	(15,983)	(13,609)	(4,176)	—	—	(33,768)	(13,244)	(10,884)	(3,798)	—	—	(27,926)	(55,959)	(51,055)	(19,769)	—	—	(126,783)
Treatment costs	895	2,553	—	—	—	3,448	242	2,283	-	—	—	2,525	948	9,734	-	—	—	10,682
Change in product inventory	(5,383)	(1)	—	—	—	(5,384)	(4,485)	(338)	—	—	—	(4,823)	(1,258)	(6)	—	—	—	(1,264)
Reclamation and other costs	(846)	(195)	—	—	—	(1,041)	(537)	(283)	—	—	—	(820)	(1,502)	(857)	—	—	—	(2,359)
Exclusion of Keno Hill cash costs (4)	—	—	(17,923)	—		(17,923)	—	—	(14,931)	—		(14,931)	—	—	(71,883)	—	—	(71,883)
Exclusion of Other costs	—	—	—	—	(4,939)	(4,939)					(8,671)	(8,671)					(38,574)	(38,574)
Cash Cost, Before By-product Credits (1)	61,041	37,530	—	—	—	98,571	61,939	33,492	—	—	—	95,431	232,409	131,506	—	—	—	363,915
Reclamation and other costs	934	225	—	—	—	1,159	757	195	—	—	—	952	3,029	780	—	—	—	3,809
Sustaining capital	6,795	14,263	—	1,008	—	22,066	17,516	19,693	—	1,342	—	38,551	46,362	69,316	—	5,165	—	120,843
General and administrative	—	—	—	15,753	—	15,753	—	—	—	19,215	—	19,215	—	—	—	57,626	—	57,626
AISC, Before By-product Credits (1)	68,770	52,018	—	16,761	—	137,549	80,212	53,380	—	20,557	—	154,149	281,800	201,602	—	62,791	—	546,193
By-product credits:
Zinc	(25,369)	—	—	—	—	(25,369)	(23,715)	(7,666)	—	—	—	(31,381)	(93,495)	(28,939)	—	—	—	(122,434)
Gold	(55,214)	—	—	—	—	(55,214)	(44,708)	—	—	—	—	(44,708)	(180,497)	—	—	—	—	(180,497)
Lead	(6,037)	(22,591)	—	—	—	(28,628)	(5,592)	(13,549)	—	—	—	(19,141)	(24,963)	(57,036)	—	—	—	(81,999)
Copper	(433)	—	—	—	—	(433)	(938)	—	—	—	—	(938)	(3,465)	—	—	—	—	(3,465)
Total By-product credits	(87,053)	(22,591)	—	—	—	(109,644)	(74,953)	(21,215)	—	—	—	(96,168)	(302,420)	(85,975)	—	—	—	(388,395)
Cash Cost, After By-product Credits	$(26,012)	$14,939	$—	$—	$—	$(11,073)	$(13,014)	$12,277	$—	$—	$—	$(737)	$(70,011)	$45,531	$—	$—	$—	$(24,480)
AISC, After By-product Credits	$(18,283)	$29,427	$—	$16,761	$—	$27,905	$5,259	$32,165	$—	$20,557	$—	$57,981	$(20,620)	$115,627	$—	$62,791	$—	$157,798
Ounces produced	2,177	1,237				3,414	1,952	1,250				3,202	8,725	5,261				13,986
Cash Cost, Before By-product Credits, per Silver Ounce	$28.04	$30.33				$28.87	$31.73	$26.79				$29.80	$26.64	$25.00				$26.02
By-product credits per ounce	(39.98)	(18.26)				(32.11)	(38.40)	(16.97)				(30.03)	(34.66)	(16.34)				(27.77)
Cash Cost, After By-product Credits, per Silver Ounce	$(11.94)	$12.07				$(3.24)	$(6.67)	$9.82				$(0.23)	$(8.02)	$8.66				$(1.75)
AISC, Before By-product Credits, per Silver Ounce	$31.59	$42.04				$40.28	$41.10	$42.70				$48.14	$32.30	$38.32				$39.05
By-product credits per ounce	(39.98)	(18.26)				(32.11)	(38.40)	(16.97)				(30.03)	(34.66)	(16.34)				(27.77)
AISC, After By-product Credits, per Silver Ounce	$(8.39)	$23.78				$8.17	$2.70	$25.73				$18.11	$(2.36)	$21.98				$11.28

In thousands (except per ounce amounts)	Three Months Ended September 30, 2025						Three Months Ended June 30, 2025						Three Months Ended March 31, 2025
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Other (3)	Total Silver and Other
Total cost of sales	$81,658	$44,641	$31,171	$—	$16,183	$173,653	$58,921	$42,286	$25,881	$—	$6,625	$133,713	$69,638	$44,049	$15,871	$—	$7,095	$136,653
Depreciation, depletion and amortization	(16,229)	(13,471)	(8,028)	—	—	(37,728)	(12,897)	(13,275)	(5,141)	—	—	(31,313)	(13,589)	(13,425)	(2,802)	—	—	(29,816)
Treatment costs	(436)	2,434	—	—	—	1,998	(1,001)	1,054	—	—	—	53	2,143	3,963	—	—	—	6,106
Change in product inventory	(5,106)	946	—	—	—	(4,160)	9,234	225	—	—	—	9,459	(901)	(839)	—	—	—	(1,740)
Reclamation and other costs	(715)	(141)	—	—	—	(856)	57	(160)	—	—	—	(103)	(307)	(273)	—	—	—	(580)
Exclusion of Keno Hill cash costs (4)	—	—	(23,143)	—		(23,143)	—	—	(20,740)	—	—	(20,740)	—	—	(13,069)	—	—	(13,069)
Exclusion of Other costs	—	—	—	—	(16,183)	(16,183)	—	—	—	—	(6,625)	(6,625)	—	—	—	—	(7,095)	(7,095)
Cash Cost, Before By-product Credits (1)	59,172	34,409	—	—	—	93,581	54,314	30,130	—	—	—	84,444	56,984	33,475	—	—	—	90,459
Reclamation and other costs	758	195	—	—	—	953	757	195	—	—	—	952	757	195	—	—	—	952
Sustaining capital	13,210	18,484	—	1,528	—	33,222	8,268	17,069	—	1,270	—	26,607	7,368	14,070	—	1,025	—	22,463
General and administrative	—	—	—	13,872	—	13,872	—	—	—	12,540	—	12,540	—	—	—	11,999	—	11,999
AISC, Before By-product Credits (1)	73,140	53,088	—	15,400	—	141,628	63,339	47,394	—	13,810	—	124,543	65,109	47,740	—	13,024	—	125,873
By-product credits:
Zinc	(22,894)	(7,203)	—	—	—	(30,097)	(23,512)	(7,120)	—	—	—	(30,632)	(23,374)	(6,950)	—	—	—	(30,324)
Gold	(48,618)	—	—	—	—	(48,618)	(52,194)	—	—	—	—	(52,194)	(34,977)	—	—	—	—	(34,977)
Lead	(6,670)	(14,736)	—	—	—	(21,406)	(6,610)	(14,708)	—	—	—	(21,318)	(6,091)	(14,043)	—	—	—	(20,134)
Copper	(927)	—	—	—	—	(927)	(871)	—	—	—	—	(871)	(729)	—	—	—	—	(729)
Total By-product credits	(79,109)	(21,939)	—	—	—	(101,048)	(83,187)	(21,828)	—	—	—	(105,015)	(65,171)	(20,993)	—	—	—	(86,164)
Cash Cost, After By-product Credits	$(19,937)	$12,470	$—	$—	$—	$(7,467)	$(28,873)	$8,302	$—	$—	$—	$(20,571)	$(8,187)	$12,482	$—	$—	$—	$4,295
AISC, After By-product Credits	$(5,969)	$31,149	$—	$15,400	$—	$40,580	$(19,848)	$25,566	$—	$13,810	$—	$19,528	$(62)	$26,747	$—	$13,024	$—	$39,709
Divided by silver ounces produced	2,348	1,337				3,685	2,423	1,341				3,764	2,003	1,332				3,335
Cash Cost, Before By-product Credits, per Silver Ounce	$25.20	$25.73				$25.39	$22.42	$22.47				$22.44	$28.46	$25.13				$27.13
By-product credits per ounce	(33.70)	(16.40)				(27.42)	(34.33)	(16.28)				(27.90)	(32.54)	(15.76)				(25.84)
Cash Cost, After By-product Credits, per Silver Ounce	$(8.50)	$9.33				$(2.03)	$(11.91)	$6.19				$(5.46)	$(4.08)	$9.37				$1.29
AISC, Before By-product Credits, per Silver Ounce	$31.15	$39.70				$38.43	$26.14	$35.35				$33.09	$32.51	$35.84				$37.75
By-product credits per ounce	(33.70)	(16.40)				(27.42)	(34.33)	(16.28)				(27.90)	(32.54)	(15.76)				(25.84)
AISC, After By-product Credits, per Silver Ounce	$(2.55)	$23.30				$11.01	$(8.19)	$19.07				$5.19	$(0.03)	$20.08				$11.91

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Other includes total cost of sales related to the Company's environmental remediation services business.

(4)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

Reconciliation of Net Income from Continuing Operations (GAAP) to Adjusted EBITDA from Continuing Operations (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which is a measure of our operating performance. Adjusted EBITDA from continuing operations is calculated as net income from continuing operations before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for closed operations and environmental matters, stock-based compensation, provisional price gains, monetization of zinc and lead hedges and inventory adjustments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA is useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income from continuing operations to adjusted EBITDA from continuing operations:

Dollars are in thousands	1Q-2026	4Q-2025	3Q-2025	2Q-2025	1Q-2025	LTM March 31, 2026	FY 2025
Net income from continuing operations	164,653	$112,742	$80,113	$26,910	$24,339	384,418	$244,104
Interest expense	5,656	5,396	13,264	10,948	11,392	35,264	41,000
Income and mining tax provision	50,900	35,367	39,476	23,271	15,637	149,014	113,751
Depreciation, depletion and amortization	33,768	31,185	38,481	32,068	30,603	135,502	132,337
Ramp-up and suspension costs	3,246	2,060	2,003	2,421	2,135	9,730	8,619
Loss on disposition of properties, plants, equipment, and mineral interests	1,750	6	2,706	88	211	4,550	3,011
Foreign exchange (gain) loss	(498)	2,196	(305)	3,517	367	4,910	5,775
Fair value adjustments, net	5,945	19,334	(19,828)	(4,450)	(3,388)	1,001	(8,332)
Provisional price gains	(848)	(28,993)	(10,903)	(4,150)	(6,916)	(44,894)	(50,962)
Provision for closed operations and environmental matters	1,297	4,965	1,268	844	790	8,374	7,867
Stock-based compensation	2,784	3,356	2,639	2,987	1,936	11,766	10,918
Inventory adjustments	—	8,501	51	812	1,558	9,364	10,922
Monetization of zinc and lead hedges	—	(72)	(91)	(44)	(454)	(207)	(661)
Other	(3,549)	5,611	(2,433)	(1,511)	(941)	(1,882)	726
Adjusted EBITDA from continuing operations	$265,104	$201,654	$146,441	$93,711	$77,269	$706,910	$519,075

Reconciliation of Cash Provided by Operating Activities from Continuing Operations (GAAP) to Free Cash Flow from Continuing Operations (non-GAAP)

This release refers to a non-GAAP measure of free cash flow from continuing operations, calculated as cash provided by operating activities from continuing operations, less additions to properties, plants, equipment and mine development. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow from continuing operations is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities from continuing operations to free cash flow from continuing operations:

Dollars are in thousands	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities from continuing operations	$182,922	$27,622
Less: Capital investment from continuing operations	(39,265)	(37,838)
Free cash flow from continuing operations	$143,657	$(10,216)

Free cash flow from continuing operations is a non-GAAP measure calculated as cash provided by operating activities from continuing operations less additions to properties, plants, equipment and mine development. Cash provided by operating activities from continuing operations for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Table A

Assay Results – Q1 2026

Keno Hill (Yukon)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground Definition	Arctic, Bermingham Vein	BMUG26-259	136/-14	504.8	508.7	2.9	17.0	0.01	4.2	8.0	1,404
	Arctic, Bermingham Vein	Including	136/-14	504.8	506.3	1.1	27.6	0.00	8.1	13.9	1,404
	Arctic, Bermingham Vein	BMUG26-261	126/1	434.1	441.0	4.7	14.0	0.01	2.0	1.9	1,237
	Arctic, Bermingham Vein	Including	126/1	436.3	437.7	1.0	44.2	0.01	4.9	3.3	1,237
	Arctic, Bermingham Vein	BMUG26-262	120/1	429.1	433.1	2.4	106.6	0.01	1.5	0.7	1,224
	Arctic, Bermingham Vein	BMUG26-263	121/-5	497.0	499.0	1.5	30.6	0.01	0.8	0.0	1,309
	Arctic, Bermingham Vein	BMUG26-268	117/10	388.8	391.1	2.2	6.8	0.00	0.5	1.3	1,434

Greens Creek (Alaska)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Mine Portal (feet)
Underground Definition	EAST	GC6712	66 / 28	522.3	526.6	2.5	11.6	0.10	1.2	2.4	950
	EAST	GC6712	66 / 28	531.0	540.0	5.8	5.9	0.06	2.4	7.4	957
	EAST	GC6717	72 / 27	502.3	514.0	8.1	8.5	0.09	2.5	5.0	926
	EAST	GC6718	63 / -31	156.8	173.0	15.0	15.5	0.16	0.5	1.1	632
	EAST	GC6730	74 / 2	260.2	271.1	10.4	13.6	0.06	1.7	3.6	720
	EAST	GC6730	74 / 2	280.7	286.9	5.9	18.2	0.03	2.6	7.8	720
	EAST	GC6730	74 / 2	260.2	286.9	25.4	10.1	0.03	1.3	3.4	720

	EAST	GC6736	182 / 79	35.7	36.9	1.2	40.0	0.18	2.8	5.3	-66
	EAST	GC6740	115 / 71	12.7	17.1	4.4	8.5	0.01	2.9	5.9	-237
	EAST	GC6740	115 / 71	30.0	32.8	2.6	16.4	0.01	1.8	4.7	-223
	EAST	GC6740	115 / 71	215.7	237.8	19.1	9.5	0.63	3.7	4.5	-37
	EAST	GC6741	155 / 74	9.5	15.0	4.5	12.7	0.01	1.7	4.9	-242
	EAST	GC6741	155 / 74	27.7	30.7	2.9	17.0	0.01	3.5	7.2	-223
	EAST	GC6741	155 / 74	199.0	204.0	4.6	11.1	0.02	13.0	17.3	-61
	EAST	GC6741	155 / 74	225.5	226.5	1.0	5.4	0.01	6.8	9.5	-39
	EAST	GC6743	199 / 66	194.4	197.5	3.1	8.8	0.01	11.0	13.3	-74
	WEST	GC6739	131 / 89	13.0	20.5	5.9	14.2	0.04	2.2	4.7	-236
	WEST	GC6739	131 / 89	37.7	45.3	7.5	18.2	0.07	2.9	5.2	-210
	SWB	GC6746	101 / -32	64.5	73.7	9.1	36.4	0.16	3.0	5.5	-745
	SWB	GC6748	50 / -34	37.7	44.8	6.9	28.3	0.16	1.4	2.4	-732
	SWB	GC6749	41 / -68	56.6	59.9	2.3	9.2	0.04	1.8	2.8	-765
	SWB	GC6750	345 / -44	67.5	76.1	8.2	32.5	0.13	3.9	7.1	-859
	SWB	GC6750	345 / -44	63.0	81.1	17.2	15.9	0.06	1.9	3.4	-765
	SWB	GC6751	290 / -84	94.6	100.0	4.9	23.1	0.03	8.5	16.3	-808
	SWB	GC6752	63 / -81	169.0	181.0	5.6	34.9	0.14	3.1	6.2	-931
	SWB	GC6753	131 / -72	203.1	205.9	1.5	14.2	0.03	1.5	3.4	-953
	SWB	GC6757	63 / 42	350.6	353.9	3.3	16.0	0.02	4.1	7.5	-502
	SWB	GC6757	63 / 42	389.2	391.6	2.4	8.1	0.03	3.0	10.3	-476
	GAL	GC6668	61 / -79	88.5	94.3	5.0	4.0	0.04	5.4	10.3	-807
	GAL	GC6686	206 / 36	51.0	58.0	6.9	14.4	0.03	1.0	2.2	-618
	GAL	GC6705	147 / 57	76.3	80.9	4.3	7.0	0.01	4.6	9.1	-587
Underground Exploration	GFB	GC6738	243 / -16	622.5	634.3	10.2	3.4	0.06	8.1	4.1	-1,489
	GFB	GC6747	48 / -12	995.6	998.2	2.1	3.3	0.05	6.8	3.2	-1,019

Midas (Nevada)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Surface Exploration	Sinter Offset Southeast	DMC-00472	034/-45	1081.0	1085.5	3.9	0.19	0.1	-769
	Sinter Offset Southeast	Including		1082.5	1084.3	1.6	0.38	0.2	-769
	Sinter Offset Southeast	DMC-00476	030/-59	1388.2	1392.7	2.3	0.21	1.6	-1,163
	Sinter Offset Southeast	Including		1390.9	1391.7	0.4	1.13	6.6	-1,163
	Sinter Offset Southeast	DMC-00477	034/-53	1631.1	1632.1	0.7	0.25	1.0	-1,235
	Sinter Offset Southeast	Including		1631.1	1631.7	0.4	0.41	1.5	-1,235

Lucky Friday (Idaho)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Shaft (feet)
Underground Definition	Gold Hunter (110vein)	GHP-660-20A	265/14	163.6	165.4	0.3	31.4	0.1	0.0	-6,600
	Gold Hunter (110vein)	GHP-663-20	265/-1	158.0	161.4	0.7	47.9	0.1	0.0	-6,600
	Gold Hunter (90vein)	GHP-658-24	241/45	114.8	121.0	1.9	42.1	2.1	22.6	-6,580
	Gold Hunter (90vein)	GHP-658-24	241/45	127.5	132.5	1.5	36.0	0.1	11.3	-6,580
	Gold Hunter (90vein)	GHP-669-23	237/-44	114.6	119.2	1.6	11.5	0.2	13.5	-6,690
	Gold Hunter (80vein)	GHP-663-23	247/0	108.4	116.5	2.8	19.6	1.2	21.6	-6,630
	Gold Hunter (80vein)	GHP-663-23	247/0	118	130.5	4.2	6.6	4.0	8.5	-6,630
	Gold Hunter (80vein)	GHP-669-23	237/-44	134.1	139.3	2.2	11.4	5.6	12.2	-6,690